EXHIBIT 10.6


                         TERMINATION AGREEMENT

        This Termination Agreement (this "Agreement") is made effective the 30th day of April, 1995, by and between Lomas
   Financial Corporation ("Lomas") and Ramona Taylor ("Consultant").

                          W I T N E S S E T H

        WHEREAS, Lomas  and Consultant entered into an Employment
   Agreement (the "Employment Agreement") dated as of April 1, 1993;

        WHEREAS, pursuant to the Employment Agreement, Consultant served as an executive officer of Lomas and various other direct and indirect subsidiaries of Lomas;

        WHEREAS, Lomas and Consultant terminated the employer-employee relationship between Lomas and Consultant as evidenced by a Consulting Agreement (the "Consulting Agreement") dated as of
   November 1, 1994;

        WHEREAS, Consultant wishes to resign from her positions as Senior Vice President and Secretary of Lomas and the parties wish to terminate the Consulting Agreement; and

        WHEREAS, Lomas and Consultant desire to enter into this Agreement to provide, among other things, for the payment to Consultant of certain termination benefits upon termination of the consulting relationship between Lomas and Consultant.

        NOW, THEREFORE, Lomas and Consultant in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, agree as follows:

        1. Termination of Engagement. Consultant's engagement by Lomas will be terminated effective as of April 30, 1995 (the "Termination Date"). Effective the Termination Date, Consultant will resign as Senior Vice President and Secretary of Lomas.

        2.   Termination Benefits.

             (a) Contemporaneous with the execution of this Agreement Lomas has paid Consultant $207,997.68 representing her termination benefits provided for in the Consulting Agreement.

             (b) Lomas shall continue until December 31, 1996 the participation of Consultant in all employee benefit arrangements of Lomas that provide life insurance and health, medical, hospitalization and similar benefits at the employee premium rate, to the extent that Consultant is covered under existing policies, on a basis no less favorable than that on which she was covered on December 1, 1994 under any such plan or policy; provided, however, that Consultant's right to such participation shall cease if Consultant receives comparable coverage as a result of future employment.

             (c) All 10,000 outstanding stock options with an exercise price of $8.25 granted to Consultant prior to the date of her retirement are fully vested and shall expire on the dates set forth below:

                  Number of Options        Expiration Date
                  -----------------        ---------------
                       2,500               February 13, 2002
                       2,500               January 25, 2003
                       5,000               January 25, 2004

        and the Company shall make such amendments to the plans and the outstanding awards as may be necessary to effectuate the provisions of this Paragraph 2(c).

             (d) Consultant shall not be eligible to participate in the "success bonus" arrangement established by the Compensation Committee of the Board of Directors for senior executives of Lomas in connection with the sale of all or a substantial portion of Lomas.

             (e) It is intended that the termination benefits paid hereunder shall constitute revenues to Consultant. To the extent consistent with applicable law, Lomas will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes.

             (f) Consultant expressly acknowledges and agrees that the termination benefits described in this Agreement constitute the only benefits to which Consultant is entitled as a result of Consultant's termination and that upon execution of this Agreement by Consultant and Lomas, the Consulting Agreement shall be null and void.

        3. Confidentiality. Consultant shall not disclose or use for Consultant's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Lomas and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of Lomas generally, or of any subsidiary or affiliate of Lomas; provided that the foregoing shall not apply to information which is not unique to Lomas or which is generally known to the industry or the public other than as a result of Consultant's breach of this covenant.

        4. Specific Performance. Consultant acknowledges and agrees that Lomas's remedies at law for a breach or threatened breach of any of the provisions of Paragraph 3 would be inadequate and, in recognition of this fact, Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Lomas, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

        5. Fees and Expenses. Lomas agrees, in the event of a dispute between Consultant and Lomas with respect to any of Consultant's rights under this Agreement, to reimburse Consultant for any and all reasonable legal fees and related expenses incurred by Consultant in connection with enforcing such rights if Consultant is successful as to at least part of the disputed claim by reason of arbitration, litigation or settlement.

        6.   Miscellaneous.

             (a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF
        TEXAS.

             (b) Entire Agreement; Amendments. This Agreement supersedes all prior agreements between Consultant and Lomas relating to Consultant's engagement and the termination thereof, including, without limitation, the Consulting Agreement, and, together with the agreements evidencing the stock options and other awards referred to in Paragraph 2(c) and the documents evidencing the benefits to which Consultant is entitled pursuant to Paragraph 2(b), contains the entire understanding of the parties with respect to the termination of Consultant's engagement by Lomas; provided, however, that this Agreement shall not impair any rights or benefits accrued by Consultant under any benefit plan, compensation arrangement or pension, excess retirement or management security plan of Lomas. Except as aforesaid, there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

             (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

             (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

             (e) Assignment. This Agreement shall not be assignable by Consultant and shall be assignable by Lomas only with the consent of Consultant, which consent shall not be unreasonably withheld; provided that no such assignment by Lomas shall relieve Lomas of any liability hereunder, whether accrued before or after such assignment.

             (f) Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement shall be submitted to arbitration in Dallas, Texas under the auspices of the American Arbitration Association.

             (g)  Successors; Binding Agreement.

                  (i) Lomas shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of Lomas to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Lomas would be required to perform it if no such succession had taken place.

                  (ii) This Agreement shall inure to the benefit of
             and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns.

             (h) Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement; provided that all notices to Lomas shall be directed to the attention of the General Counsel or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

             (i) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        IN WITNESS WHEREOF, Lomas and Consultant have executed this Agreement, each intending to be legally bound hereby.

                                 LOMAS FINANCIAL CORPORATION

                                 By:  /s/ ERIC D. BOOTH
                                      -----------------------------------
                                      Eric Booth President &
                                      Chief Executive Officer

                                 Address:  1600 Viceroy Drive


                                           Dallas, Texas 75235


                                 Consultant

                                 /s/ RAMONA TAYLOR
                                 ----------------------------------------
                                 Ramona Taylor

                                 Address:  Suite 236
                                           14999 Preston Road D-212


                                           Dallas, Texas 75240-7811
                                           (214) 661-5561